Exhibit 15

[LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]

November 9, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

        We are aware that our report dated November 7, 2007 on our review of interim financial information of Arch Capital Group Ltd. (the "Company") for the three and nine-month periods ended September 30, 2007 and 2006 and included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2007 is incorporated by reference in the Registration Statement on Forms S-3 (Registration No. 33-34499, Registration No. 333-82612, Registration No. 333-110190, Registration No. 333-117099 and Registration No. 333-135421) and in the Registration Statements on Forms S-8 (Registration No. 33-99974, Registration No. 333-86145, Registration No. 333-72182, Registration No. 333-82772, Registration No. 333-98971, Registration No. 333-124422 and Registration No. 333-142835).

Very truly yours,

/s/ PricewaterhouseCoopers LLP